KENILWORTH FUND, INC.
                               21 S. Clark Street
                                   Suite 2594
                             Chicago, Illinois 60603
                                 (312) 235-5388


                                     PART B

                       STATEMENT OF ADDITIONAL INFORMATION
                              Dated: April 24, 2002

This Statement of Additional Information is not a prospectus and should be read in conjunction with the Prospectus of Kenilworth Fund, Inc., dated April 24, 2002, and any supplement thereto. A copy of the Prospectus may be obtained without charge from the Kenilworth Fund, Inc., at the address and telephone number set forth above.


     No person has been authorized to give any information or to make any representations other than those contained in this Statement of Additional Information and the Prospectus dated April 24, 2002, and, if given or made, such information or representations may not be relied upon as having been authorized by the Kenilworth Fund, Inc.

                             TABLE OF CONTENTS


THE FUND . . . . . . . . . . . . . . . . . . . . . . . . . .   3

INVESTMENT OBJECTIVE AND POLICIES. . . . . . . . . . . . . .   3

INVESTMENT RESTRICTIONS. . . . . . . . . . . . . . . . . . .   3

MANAGEMENT OF THE FUND . . . . . . . . . . . . . . . . . . .   5
                Directors . . . . . . . . . . . . . . . . . .  5
                Investment Adviser. . . . . . . . . . . . . .  5
                Administrative & Management Services. . . . .  6
                Custodian & Transfer Agent  . . . . . . . . .  6

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . ..  6

BROKERAGE ALLOCATION . . . . . . . . . . . . . . . . . . . . . 6

DETERMINATION OF NET ASSET VALUE . . . . . . . . . . . . . . . 7

HOW TO PURCHASE FUND SHARES  . . . . . . . . . . . . . . . . . 7

HOW TO REDEEM FUND SHARES. . . . . . . . . . . . . . . . . . . 7

SHAREHOLDER PLANS. . . . . . . . . . . . . . . . . . . . . . . 8

               Dividend Reinvestment Plan. . . . . . . . . . . 8

RETIREMENT ACCOUNTS. . . . . . . . . . . . . . . . . . . . . . 9

DISTRIBUTIONS AND TAXES. . . . . . . . . . . . . . . . . . . . 9
               Distributions . . . . . . . . . . . . . . . . . 9
               Taxes . . . . . . . . . . . . . . . . . . . . . 9

CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . . . . . 9

SHAREHOLDER REPORTS AND MEETINGS . . . . . . . . . . . . . . . 10

FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . 11

                                    THE FUND

     Kenilworth Fund, Inc. (the "Fund") is a no-load, open-end, non-diversified management investment company commonly called a "mutual fund." As a no-load fund, the Fund does not impose sales charges, 12b-1 charges, or redemption fees. The Fund was organized as an Illinois corporation on October 24, 1988.

                        INVESTMENT OBJECTIVE AND POLICIES

     The Fund's investment objective is long-term capital appreciation which it seeks by investing primarily in a non-diversified portfolio of common stocks, preferred stocks, warrants to purchase common stocks, convertible bonds, fixed-income obligations of corporations and the United States government, and securities convertible into common stocks of corporations.

     Although the Fund seeks to invest substantially all its assets in common stocks, the composition of the Fund's portfolio will vary depending upon the Adviser's perception of current and future market and economic conditions. The Fund may, for temporary defensive purposes and to meet its redemption requirements, invest some of its assets in money market securities, including U.S. government obligations, certificates of deposit, bankers' acceptances, commercial paper or cash or cash equivalents. The Fund does not intend to invest in any security which, at the time of purchase, is not readily marketable. The Fund does not retain securities that subsequently become illiquid. The Fund does not intend to place emphasis on short-term trading profits. However, when circumstances warrant, investment securities may be sold from time to time without regard to the length of time they have been held.

     The Fund's investment advisor expects that under normal circumstances the Fund's anticipated portfolio turnover rate will not exceed 75%. However, this rate should not be construed as a limiting factor and the portfolio turnover rate may exceed 75% when the investment advisor deems changes appropriate. Nonetheless, the Fund will not change its investment objective of long-term capital appreciation. The annual portfolio turnover rate indicates changes in the Fund's portfolio. For instance, a rate of 100% would result if all the securities in the portfolio (excluding securities whose maturities at acquisition were one year or less) at the beginning of an annual period had been replaced by the end of the period.

     The Fund is designed for investors with a long-term investment perspective (and not with a view to playing short-term swings in the market). Investors should be aware that up to 100% of the Fund's portfolio may be invested in common stocks and other equity-type securities. To the extent that the Fund's portfolio is primarily invested in common stocks and other equity-type securities, the Fund's net asset value may be subject to greater fluctuation than a portfolio containing a substantial amount of fixed income securities. There can be no assurance that the objective of the Fund will be realized or that any income will be earned. Nor can there be assurance that the Fund's portfolio will not decline in value.

                             INVESTMENT RESTRICTIONS

     The Fund has adopted certain investment restrictions which are presented below, and which, together with the investment objective of the Fund, cannot be changed without approval by holders of a majority of the Fund's outstanding voting shares. As defined in the Investment Company Act of 1940, this means the lesser of (a) 67% of the shares of the Fund at a meeting where more than 50% of the outstanding shares are present in person or by proxy; or (b) more than 50% of the outstanding shares of the Fund.

Certain restrictions referred to in the foregoing paragraph are summarized below. The Fund will not:

(1) Act as underwriter for securities of other issuers except insofar as the Fund may be deemed an underwriter in disposing of its own portfolio securities;

(2) Borrow money, issue senior securities, or purchase securities on margin, but may obtain such short term credit from banks as may be necessary for clearance of purchases and sales of securities for temporary or emergency purposes in an amount not exceeding 5% of the value of its total assets;

(3) Invest more than 25% of its assets at the time of purchase in any one industry;

(4) Invest in securities of other investment companies except as part of a merger, consolidation, or purchase of assets approved by the Fund's shareholders or by purchases with no more than 10% of the Fund's assets in the open market involving only customary broker's commissions;

(5) Make investments in commodities, commodity contracts or real estate although the Fund may purchase and sell securities of companies which deal in real estate or interests therein;

(6) The Fund may not purchase or retain securities of any issuer if those officers and directors of the Fund or its Investment Adviser owning individually more than 1/2 of 1% of any class of security collectively own more than 5% of such class of securities of such issuer;

(7) Pledge, mortgage, hypothecate or otherwise encumber any of its assets, except as a temporary measure for extraordinary or emergency purposes, and then not in excess of 15% of its assets taken at cost;

(8) Invest in restricted, illiquid or other securities without readily available market quotations; and

(9) Purchase the securities of any issuer if, at the time of acquisition it would own more than 10% of the outstanding voting securities of any one company;

(10) Invest in companies for the primary purpose of acquiring control of management thereof;

(11) Purchase securities on margin, except such short-term credits as are necessary for the clearance of transactions and make short sales of securities (except short sales against the box);

(12) Make loans, except that this restriction shall not prohibit the purchase and holding of a portion of an issue of publicly distributed debt securities;

(13) Purchase securities of any company having less than three years continuous operation (including operations of any predecessors) if such purchase would cause the value of the Fund's investments in all such companies to exceed 5% of the value of its assets;

(14) Invest more than 5% of its total assets in warrants, whether or not the warrants are listed on the New York Stock Exchange, or more than 2% of the value of the assets of the Fund in warrants which are not listed on those exchanges. Warrants acquired in units or attached to securities are not included in this restriction.

                             MANAGEMENT OF THE FUND

Directors

     The Fund's Board of Directors has overall responsibility for the business and affairs of the Fund in accordance with the laws of the State of Illinois governing the responsibilities of directors. The Board acts as a unified body and considers it unnecessary to have separate committees. Officers and Directors of the Fund, together with their addresses, and principal occupations during the past five years are:

                                      Term of      Principal
                                      Office and   Occupations
Name and Address                      Length of    Past Five
and Age              Position        Time Served   Years
Mohini C. Pai*       President       1 year        Vice President
21 S. Clark Street   Interested      8 years       IPS, Ltd.
Chicago, IL.         Director                      Chicago, IL
67

B. Padmanabha Pai*   Vice-President  1 year        President
21 S. Clark Street   Interested      8 years       IPS, Ltd.
Chicago, IL.         Director                      Chicago, IL
66

Savitri P.Pai*       Secretary/Treasurer 1 year   Attorney-at-Law
21 S. Clark Street   Interested          8 years  Chicago, IL
Chicago, IL.         Director
36

Kirtna Pai*          Interested      1 year       Executive Director
1585 Broadway        Director        8 years      Morgan Stanley
New York, NY                                      & Company, Inc.
37                                                New York, NY

Dr. Larry A.         Non-Interested   1 year      Professor of
Sjaastad             Director         8 years     Economics,
Department of                                     University of
Economics                                         Chicago, IL
66
 *interested persons

     Mr. B.P. Pai and Mrs.  Mohini C. Pai are husband and wife. Mr. B.P. Pai and
Mrs. Mohini C. Pai are the parents of Ms. Savitri P. Pai and Ms. Kirtna Pai, who are sisters. Additionally, at this time the Fund does not make payments to its Interested Directors.

All payments made to employees of the Fund who are also Directors of the Fund are paid by the Adviser.


As of December 31, 2001, each director beneficially owned equity securities in the Fund as follows:

                        DIRECTOR OWNERSHIP OF FUND SHARES

Name of Director              Dollar Range of Equity Securities
                              in the Fund
Mohini C. Pai                 over $100,000
B. Padmanabha Pai             over $100,000
Savitri P. Pai                over $100,000
Kirtna Pai                    over $100,000
Larry A. Sjaastad             $50,001-$100,000

                                 CODES OF ETHICS

     The Fund and its investment adviser have adopted codes of ethics under rule 17j-1 of the Investment Company Act. Personnel subject to the codes are permitted to invest in securities, including securities that may be purchased or held by the Fund.

                             PRINCIPAL SHAREHOLDERS

     As of April 23, 2002, the following persons owned of record 5 percent or more of the Fund's shares outstanding: (1) Marjorie Lindsay Remainder Trust, P.O. Box 7127 Indian Lake Estate, FL (7.60%); (2) Shirley Lindsay Trust, P.O.Box 7127, Indian Lake Estate, FL (9.52%); (3) Institutional Portfolio Services, Ltd., 21 S. Clark Street, Chicago, IL (6.14%).

     All directors and officers of the Fund, as a group, own 147,749 shares beneficially, directly and/or indirectly or 26.08% of the Fund's total shares outstanding.

Investment Adviser

     The Fund has entered into an Investment Advisory Agreement ("Advisory Agreement") with Institutional Portfolio Services, Ltd., 21 S. Clark Street, Suite 2594, Chicago, Illinois 60603 (the "Adviser"). Mr. B. Padmanabha Pai is the sole shareholder, principal executive officer and director of the Adviser. Since 1984, Mohini C. Pai has been the Vice-President of IPS. Since 1969, the investment advisor has served as an investment advisor to wealthy individuals and corporate pension plans on an individual account basis for the past 32 years. The Adviser is registered as an investment adviser with the Securities and Exchange Commission under the Investment Advisers Act of 1940.

     The Advisory Agreement provides that the Adviser shall manage the Fund's investments and shall determine the Fund's portfolio transactions and shall be responsible for overall management of the Fund's business affairs, subject to the supervision of the Board of Directors. As compensation for its services, the Fund pays to the Adviser a monthly advisory fee at the annual rate of 1% per year on the net assets of the Fund. All fees are computed on the average daily closing net asset value of the Fund and are payable monthly. For the fiscal years ending December 31, 1999, 2000 and 2001 the Adviser was paid $130,585, $177,485 and $120,576 respectively.

     Under the Advisory Agreement, the Adviser provides the Fund with investment advisory services, office space and personnel. The Adviser also pays the salaries of those of the Fund's employees, officers and directors who are also employees, officers, and/or directors of the Adviser. Additionally, the Adviser pays all other executive salaries and executive expenses, charges for all clerical services relating to the Fund's investments and all promotional expenses of the Fund, including the printing and mailing of the prospectus to other than current shareholders.

     The Fund pays all of its other costs and expenses including interest, taxes, salaries of its employees, fees of directors who are not employees, officers, or directors of the Adviser, administrative expenses related directly to the issuance and redemption of shares (such as expenses of registering or qualifying shares for sale, charges of custodians, transfer agents, and registrars), costs of printing and mailing reports and notices to shareholders, charges for auditing services and legal services, and other fees and commissions of every kind not expressly assumed by the Adviser. (See section below titled:
"Administrative & Management Services"). The Funds expenses are limited, however, by an excess reimbursement provision in the Advisory Agreement. If the annual operating and management expenses (excluding taxes and interest) exceeds 1.6% of the average net assets of the Fund, the Advisory Agreement requires the Adviser to reimburse the Fund for any such excess on a monthly basis.

Administrative & Management Services

     The Fund has entered into an Administrative & Management Services Agreement (the "Administrative Services Agreement") with the Fund's investment adviser, Institutional Portfolio Services, Ltd., ("IPS"). The Administrative Services Agreement requires IPS to provide record keeping, computer software and development and other operations management services for the Fund. IPS will be paid the sum of $40,000 per year. As stated in the above-mentioned section titled: "Investment Adviser", if the Fund's annual operating and management expenses exceed 1.6% of the average net assets of the Fund, the Fund's investment adviser will reimburse the Fund for any excess on a monthly basis.

Custodian & Transfer Agent

     The Fund acts as its own custodian and transfer agent. The Fund will comply with all provisions of Rule 17f-2 of the Act in regard to self-custodianship. Specifically, there will be three independent audits annually with at least two of the audits unannounced.


Independent Public Accountant

     Grant Thornton LLP, 700 One Prudential Plaza, 130 E. Randolph Dr., Chicago, IL 60601-6203, acts as the Fund's Independent Public Accountant. Grant Thornton LLP certifies the Fund's financial statements on a yearly basis and conducts audits of the Fund's securities and other assets as required per Rule 17f-2 of the Investment Company Act of 1940.


                              BROKERAGE ALLOCATION

     The Fund requires all brokers to effect transactions in portfolio securities in such a manner as to get prompt execution of the orders at the most favorable price. The Fund places all orders for purchase and sale of its portfolio securities through the Fund President who is answerable to the Fund Board of Directors. The President may select brokers who, in addition to meeting the primary requirements of execution and price, have furnished statistical or other factual information and services, which, in the opinion of management, are helpful or necessary to the Fund's normal operations. Those services may include economic studies, industry studies, security analyses and reports, sales literature and statistical devices furnished either directly to the Fund or to the Adviser. No effort is made in any given circumstance to determine the value of these materials or services or the amount they might have reduced expenses of the Adviser.

     Other than set forth above, the Fund has no fixed policy, formula, method or criteria which it uses in allocating brokerage business to brokers furnishing these materials and services. The Board of Directors evaluates and reviews the reasonableness of brokerage commissions paid semi-annually. For the fiscal years ending December 31, 1999, 2000 and 2001 the Fund paid $11,585, $15,100 and $18,500 respectively, in brokerage commissions.

                                  CAPITAL STOCK

     The Fund is a corporation organized under the laws of the State of Illinois and was incorporated on October 24, 1988. The Fund has 10,000,000 shares of authorized capital stock. Each share has one vote and all shares participate equally in dividends and other distributions by the Fund and in the residual assets of the Fund in the event of liquidation. Shares of the Fund have no preemptive rights and no conversion or subscription rights. Shareholders are entitled to redeem shares as set forth under "How to Redeem Shares." The investor will be the record owner of all shares in his account with full shareholder rights.

                        DETERMINATION OF NET ASSET VALUE

     The net asset value per share of the Fund is determined at the close of trading on the New York Stock Exchange (currently 4:00 P.M., Eastern Standard
Time) on days in which the Exchange is open for business, except that the net asset value will not be computed on a day in which no orders to purchase shares were received and no shares were tendered for redemption. The net asset value per share is calculated by adding the value of all securities, cash or other assets, subtracting liabilities, and dividing the remainder by the number of shares outstanding.

     Each security traded on a national stock exchange is valued at its last sale price on that exchange on the day of valuation or, if there are no sales that day, at the latest bid quotation. Each over-the-counter security for which the last sale price on the day of valuation is available from NASDAQ is valued at that price.

     All other over-the-counter securities for which reliable quotations are available are valued at the latest bid quotation. Other assets and securities are valued at a fair value determined in good faith by the Board of Directors.

                           HOW TO PURCHASE FUND SHARES

     An initial purchase of shares of the Fund may be made by sending a properly completed Share Purchase Application to the Fund. The minimum initial purchase of shares is $10,000. Related party accounts and retirement accounts require a minimum initial purchase of $5,000. Related party accounts are defined as those accounts opened with the Fund under the same tax identification number, or those accounts opened by a family member or relative of an existing shareholder. Purchases subsequent to the initial purchase may be sent to the address given in the Prospectus. Minimum subsequent purchases of shares is $1,000. The offering price for the Fund's shares is equal to the net asset value per share (determined in the manner described under "Determination of Net Asset Value") as determined as soon as possible after the close of the New York Stock Exchange on the day that the purchase order is received and accepted by the Fund.

     Orders received by the Fund after the close of the New York Stock Exchange will be confirmed at the net asset value determined at the close of the New York Stock Exchange on the next business day. All purchases must be made in U.S. dollars and checks must be drawn on U.S. banks. No cash will be accepted.

     The Fund sells fractional shares in addition to whole shares. The Fund maintains a book-entry-only system with regard to Fund shares. Fund share certificates will not be issued.

     The minimums for subsequent purchases do not apply to shares purchased pursuant to the reinvestment of income dividends and capital gain distributions. The minimums may be changed at any time. Shareholders will be given at least thirty days notice of any increase in the minimums. However, the Fund reserves the right to waive or lower investment minimums at its discretion.

     All orders to purchase shares are subject to the Fund's acceptance and are not binding until so accepted. All orders to purchase shares that are accepted will be processed at the net asset value next determined after receipt of the purchase order as provided herein regardless of the date of acceptance. The Fund may decline to accept a purchase order when in the judgment of management the acceptance of an order is not in the best interests of existing shareholders.

                            HOW TO REDEEM FUND SHARES

     Shareholders of the Fund may request redemption of their shares at any time as provided herein. The redemption price shall be equal to the net asset value next determined after receipt by the Fund's transfer agent of a request for redemption submitted in proper form. See "Determination of Net Asset Value." The value of the shares on redemption may be more or less than their original cost, depending upon the then- current market value of the Fund's investments.

     Shares may be redeemed by submitting a written request for redemption to the Fund. A written redemption request to the Fund, as transfer agent, must specify (i) the name of the Fund, (ii) the dollar amount or specific number of shares to be redeemed, and (iii) the shareholder's name and account number. The redemption request must be signed by each registered owner exactly as the shares are registered. The Fund, at its discretion, may require a signature guarantee for redemption from a bank, trust company, savings and loan association, a member of a national stock exchange, or any other financial institution authorized to guarantee signatures. Requests for redemption by telephone or telegram and requests that are subject to any special conditions or that specify an effective date or other than as provided herein cannot be honored.

     For accounts registered in the name of corporations or associations, the redemption request must include a corporate resolution certified by a duly authorized officer of the corporation or association, with such officer's signature guaranteed. For accounts registered in the name of a trust, the redemption request must be signed by each trustee registered on the account, with each signature guaranteed at the Fund's discretion. Questions with respect to the proper form of redemption requests should be directed to the Transfer Agent at (312) 236-5388.

     A redemption request received at the same time or near the same time as an address change must be accompanied by a signature guarantee. The guarantor of a signature must be a national bank or trust company, a member of the Federal Reserve System or a member firm of a national securities exchange or any other financial institution authorized to guarantee signatures. The Transfer Agent reserves the right to reject the signature guarantee of an institution if such rejection would be in the best interests of the Fund and its shareholders. Notwithstanding the above, signature guarantees will be required where there appears to be a pattern of redemptions designed to circumvent the signature guarantee requirement, or where the Fund has other reason to believe that this requirement would be in the best interests of the Fund and its shareholders.

     The proceeds of redemptions will ordinarily be mailed within seven days after receipt of a properly completed redemption request. It is mandatory that the Fund redeem shares upon the proper request of a shareholder. When shares are purchased by check, the Fund reserves the right to delay redemption of shares until it is satisfied that the investor's check used to purchase shares has cleared. Local checks generally are collected in three business days and non-local checks may take longer in certain circumstances.

     The right of redemption may be suspended during any period when: (a) trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission, or such Exchange is closed for other than weekends and holidays; (b) the Securities and Exchange Commission has by order permitted such suspension; or (c) an emergency as determined by the Securities and Exchange Commission exists, making disposal of portfolio securities or valuation of net assets of the Fund not reasonably practicable. The Fund reserves the right to redeem shares in any account and send the proceeds to the shareholder if the shares in the account do not have a value of at least $5,000. The Fund will notify a shareholder of its intention to terminate the account and provide the shareholder with not less than thirty days to make additional investments.

     The Fund reserves the right to pay redemptions in kind. Thus, redemption proceeds may be paid in securities or other assets rather than in cash if the Board of Directors determines it is in the best interests of the Fund.

     Questions regarding redemptions and the procedures that must be followed should be directed to the Fund as Transfer Agent, 21 S. Clark Street, Suite 2594, Chicago, Illinois 60603, (312) 236-5388.

                                SHAREHOLDER PLANS

Dividend Reinvestment Plan

     Unless a shareholder elects otherwise by notice to the Fund, all income dividends and all capital gains distributions payable on shares of the Fund will be reinvested in additional shares of the Fund at the net asset value in effect on the dividend or distribution payment date. The Fund acts as the shareholder's agent to reinvest dividends and distributions in additional shares and hold for his/her account the additional shares so acquired. A shareholder may at any time change his/her election as to whether to receive his/her dividends and distributions in cash or have them reinvested by giving written notice of such change of election to the Fund. Such change of election applies to dividends and distributions the record dates of which fall on or after the date that the Fund receives the written notice.

                            RETIREMENT ACCOUNTS

     Shares of the Fund may be purchased or redeemed for retirement accounts through New York Stock Exchange registered brokerage firms having a relationship with the Fund. Typically, a shareholder will elect to custody his or her retirement account at a brokerage firm. Upon the shareholder's direction to purchase shares of the Fund for his or her retirement account, the brokerage firm will effect a written order for the purchase of Fund shares. Any such purchase or redemption will not be effective until the order or request is received by the Fund. Retirement account holdings, including the Fund, will appear monthly on the retirement account statement issued directly by the relevant brokerage firm.

     The minimum initial investment for retirement accounts is $5,000 and $1,000 for subsequent purchases. There are no additional Fund charges for retirement accounts. Brokerage firms usually charge a fixed yearly fee for the custody and administration of retirement accounts.

                          DISTRIBUTIONS AND TAXES

Distributions

     Dividends from the Fund's net investment income as well as distributions designated as capital gains will ordinarily be declared and paid annually in such a manner as to avoid paying income tax on the Fund's net investment income and net realized capital gains or being subject to a federal excise tax on undistributed net investment income and net realized capital gains. Such distributions and dividends will typically be made in December. As current income is not an objective of the Fund, the amount of dividends will likely be small. There is no fixed dividend rate and there can be no assurance as to the payment of any dividends or the realization of any gains.

Taxes

     The Fund intends to maintain its qualification as a "regulated investment company" under the Internal Revenue Code by distributing as dividends not less than 90% of its taxable income and by continuing to comply with all other requirements of Subchapter M of the Code. If the Fund qualified, the Fund will not be liable for Federal income taxes on amounts paid by it as dividends and distributions.

     For Federal income tax purposes, dividends paid by the Fund and distributions from short-term capital gains, whether received in cash or reinvested in additional shares, are taxable as ordinary income. Distributions paid by the Fund from long-term capital gains whether received in cash or reinvested in additional shares, are taxable as long-term capital gains, regardless of the length of time you have owned shares in the Fund. The distributions are taxable whether you receive them in cash or in additional shares. If you are not required to pay tax on your income, you will not be required to pay Federal income taxes on the amounts distributed to you. Dividends and capital gain distributions declared in December and paid the following January will be taxable in the year they are declared.

     The Fund is required to withhold Federal income tax at a rate of 31% ("backup withholding") from dividend payments, distributions and redemption proceeds if a shareholder fails to furnish the Fund with his/her social security or other tax identification number ("TIN") and certify under penalty of perjury that such number is correct and that he/she is not subject to backup withholding due to the under reporting of income. The certification form is included as part of the Share Purchase Application and should be completed when the account is established.

     If you do not have a tax identification number, you should indicate on the application form whether a number has been applied for. The Fund may be required to backup withhold if a certified TIN is not delivered to the Fund within 7 days.

     Distributions by the Fund may subject an investor to state and local taxes on the distributions, depending on the laws of a shareholder's home state and locality. Because this section is not intended to be a full discussion of present or proposed Federal income tax law and its effect on shareholders, shareholders are urged to consult their own tax adviser.

                        SHAREHOLDER REPORTS AND MEETINGS

The Fund will provide to shareholders annual reports containing certified financial statements. Additionally, shareholders will receive other periodic reports, at least semi-annually, containing unaudited financial statements. Shareholders will receive a confirmation after each transaction affecting his or her account with the Fund. The annual meeting of the shareholders of the Fund shall be held in the month of March. Any inquiries concerning the Fund may be made by telephone (312) 236-5388, or by writing to the Fund at 21 S. Clark Street, Suite 2594, Chicago, Illinois 60603.

Performance: This graph shows the growth of a $10,000 investment in your Fund and compares it to the S&P 500 index. For the period beginning July 1, 1993 and ending December 31, 2001 your investment in the Fund would be $20,494 as compared to a theoretical investment in the S&P 500 which would have grown to $30,094. This performance includes the reinvestment of dividends.

 {GRAPH}

  Cumulative Total Returns
  Periods ended December 31, 2001

                              Past 1 Year  Past 5 Years   Life of Fund
  Kenilworth Fund, Inc.          -26.16%       26.92%     104.96%
  S&P 500 Index                  -11.87%       66.26%     200.10%

     Cumulative total returns reflect the Fund's actual performance over a set period. The Fund began operations on July 1, 1993.

  Average Annual Returns
  Periods ended December 31, 2001

                              Past 1 Year  Past 5 Years   Life of Fund
  Kenilworth Fund, Inc.          -26.16%        4.88%       8.81%
  S&P 500 Index                  -11.87%       10.70%      13.81%

     Average annual returns take the Fund's cumulative returns and show you what would have happened if the Fund had performed at a constant rate each year. Total returns and yields are based on past results and are not indicative of future performance.

                              KENILWORTH FUND, INC.
                             STATEMENT OF NET ASSETS
                                December 31, 2001


                       Market
  COMMON STOCKS             97.94%a             Shares             Value

  Banks                      14.75%
      Citigroup, Inc.                           25,000             1,262,000
      J.P. Morgan Chase & Co.                    5,000               181,750
      Wells Fargo & Co.                          4,000               173,800

  Computer-Semiconductor      9.90%
      Intel Corp.                               15,000              471,750
      Applied Materials, Inc.*                  11,000
441,100
      Texas Instruments                          3,500               98,000
      Motorola, Inc.                             5,000               75,100

  Computer Software          10.96%
      Oracle Systems, Inc.*                     15,000              207,150
      Intuit, Inc.*                             10,000              427,800
      Cisco Systems*                             5,000               90,550
      Adobe Systems                              1,000               31,050
      Veritas Software*                          7,000              313,810
      Microsoft*                                 2,000              132,500

  Computer Systems            2.56%
      Hewlett-Packard                            5,000              102,700
      EMC Corporation*                           5,000               67,200
      McData Corp. Class A*                      4,509              110,470

  Drugs                      13.34%
      Merck & Co.                                8,000              470,400
      Bristol-Myers Squibb                       9,500              484,500
      Pfizer, Inc.                              10,500              418,425
      Schering-Plough                            2,500               89,525

  Electrical Equipment        8.41%
      General Electric                          12,000              480,960
      Tyco International Ltd.                    7,500              441,750

  Finance                    14.27%
      Federal National Mortgage                  7,000              556,500
      Federal Home Loan Mortgage                11,000              719,400
      Household International, Inc.              5,000              289,700

  Home Building               2.13%
      Lennar Corp.                               5,000              234,100

  Health Care                 1.08%
      Johnson and Johnson                        2,000              118,200

                              KENILWORTH FUND, INC.
                             STATEMENT OF NET ASSETS
                                December 31, 2001
        Market
  COMMON STOCKS                                 Shares             Value

  Insurance                   7.24%
      American International Group              10,000              794,000

  Media                       1.38%
      America Online*                            3,000               96,300
      General Motors Class H*                    3,564               55,064

  Medical Instruments           2.52%
      Agilent Technologies*                      6,500              185,315
      Zimmer Holdings, Inc.                      3,000               91,620

  Natural Gas                 1.26%
      Questar                                    5,500              137,775

  Oils                        1.44%
      Frontier Oil                               9,500              158,080

  Telecommunications          2.88%
      ADC Telecommunication*                    27,000              124,200
      Adtran, Inc.*                              3,600               91,872
      Ciena Corp.*                               7,000              100,170

  Utility Gas & Electric      2.23%
      Dominion Resources                         1,500               90,150
      Duke Energy                                3,500              137,410
      Calpine, Inc.                              1,000               16,790

  Utilities-Telephone         1.59%
      A.T.&T.                                    6,000              108,840
      A.T.&T. Wireless                           4,529               65,082

    Total Investments        97.94%                              10,742,858
         (Cost $6,830,063)

  CASH AND RECEIVABLES
    NET OF LIABILITIES        2.06%                                 226,094

  TOTAL NET ASSETS             100%                             $10,968,952

  NET ASSET VALUE PER SHARE                                          $18.86
  (based on 581,657 shares of capital outstanding)
    a Percentages for various classifications relate to total net assets.
    *Non-income producing security.

  The accompanying notes are an integral part of these financial statements.


                              KENILWORTH FUND, INC.
                             STATEMENT OF OPERATIONS



                                                            Year Ended

     INVESTMENT INCOME                               December 31, 2001

   INCOME:
          Dividends                                           $103,902
            Interest                                            18,998

              Total Income                                     122,900


   EXPENSES:
          Investment Advisory Fees                             120,576
          Administrative and Management Fees                    40,000
          Registration Fees                                      2,452
          Auditing                                               6,700


          Insurance                                              1,828
          Dues and Subscriptions                                 1,957
          Other Expenses                                         1,877
              Total Expenses                                   175,390


     NET INVESTMENT LOSS:                                       (52,490)


     NET REALIZED LOSS ON INVESTMENTS                          (153,144)


     NET DECREASE IN UNREALIZED DEPRECIATION
         ON INVESTMENTS                                      (3,748,517)


     NET REALIZED LOSS AND UNREALIZED DEPRECIATION
          ON INVESTMENTS                                    (3,901,661)


     NET DECREASE IN NET ASSETS FROM OPERATIONS            ($3,954,151)




  The accompanying notes are an integral part of these financial statements.

                              KENILWORTH FUND, INC.
                       STATEMENT OF CHANGES IN NET ASSETS


                                                Year Ended   Year Ended
  OPERATIONS:                            December 31, 2001   December 31, 2000


          Net Investment Loss                     ($52,490)     ($116,623)
  Net Realized Loss on Investments                 (153,144)       (25,204)
  Net Decrease in Unrealized
    Depreciation on Investments                  (3,748,517)    (1,160,491)
          Decrease in Net Assets from Operations (3,954,151)    (1,302,318)


  DISTRIBUTIONS To SHAREHOLDERS:

   Distributions from Net Investment Income          ---            ---
   Distributions from Net Realized
      Gains on Investments                           ---            ---
       Decrease in Net Assets resulting
              from Distributions                     ---            ---


  CAPITAL  SHARE TRANSACTIONS:

   Proceeds From Shares Issued
      (6,996 and 39,841 shares, respectively)    152,500       1,260,428
   Cost of Shares Redeemed
      (30,399 and 5,494 shares, respectively)   (680,402)       (172,801)
   Reinvested Dividends
      (0 and 0 shares, respectively)                ---             ---
       (Decrease) Increase in Net Assets
          from Capital Share Transactions      (527,902)       1,087,627

         Total Decrease in Net Assets         4,482,053)        (214,691)


  NET ASSETS AT BEGINNING OF YEAR
      (605,059 and 570,712 shares outstanding, respectively)
                                               15,451,005       15,665,696

  NET ASSETS AT END OF YEAR
      (581,657 and 605,059 shares outstanding, respectively)
                                               $10,968,952     $15,451,005


  The accompanying notes are an integral part of these financial statements.

                              KENILWORTH FUND, INC.
                              FINANCIAL HIGHLIGHTS



                                   For the Years Ended December 31
2001      2000     1999      1998     1997   1996    1995    1994    1993a

  Selected Per-Share Data
   Net Asset Value, beginning of period. .
$25.54    $27.45   $21.91  $18.17  $15.43   $11.93   $9.64   $10.31   $10.00

    Income from Investment Operations
       Net Investment (Loss) Income.
(0.09) (0.19)    (0.12)    (0.04)  (0.05)     0.01     0.06b     0.06b    0.05
       Net Realized and Unrealized
         (Loss) Gain on Investments.
(6.59) (1.72)     6.02      3.78    3.24      3.51     2.64  (0.67)      0.31
             Total . . .
(6.68)   (1.91)    5.90    3.74   3.19    3.52    2.70   (0.61)   0.36

    Less Distributions
        From Net Investment Income . .
0.00     0.00     0.00    0.00    0.00    0.01   0.06    0.06    0.05
        From Net Realized Gains. . . .
0.00     0.00     0.36    0.00    0.45    0.01   0.35    0.00    0.00
                        Total. .
0.00     0.00     0.36    0.00    0.45    0.02   0.41    0.06    0.05

   Net Asset Value, end of period. .
$18.86   $25.54    $27.45   $21.91  $18.17  $15.43  $11.93   $9.64    $10.31

  Total Return . . . .
(26.16%) (6.96%)   26.95%   20.58% 20.67%  29.48%   28.03%  (5.95%)    7.16%c

  Ratios and Supplemental Data
   Net Assets, end of period
      (in thousands) .
$10,969  $15,451  $15,666  $12,178   $9,790  $7,222  $5,099  $3,530   $2,840
   Ratio of Net Expenses
      to Average Net Assets. . .
1.46%    1.31%     1.41%     1.42%   1.52%    1.51%  1.69%b   1.70%b   0.52%
   Ratio of Net Investment Income
      to Average Net Assets. .
(0.44%) (0.66%)   (0.52%)  (0.24%) (0.29%)   0.06%  0.54%b  0.67%b   0.65%
   Portfolio Turnover Rate . .
44.73%   43.93%    38.29%   70.28% 76.99%   73.93%  82.17%  11.78%   0.00%


  aJuly 1, 1993 (commencement of operations) to December 31, 1993 bNet of reimbursement of expenses by Advisor.
  cAnnualized.

  The accompanying notes are an integral part of these financial statements.

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2001

     The Kenilworth  Fund, Inc., (the "Fund") is registered under the Investment
Company  Act  of  1940  as  a  no-load,  open-end,   non-diversified  management
investment company.

     1. Summary of Significant Accounting Policies

     a. The Fund is registered under the Investment Company Act of 1940 as a no-load, open- end, non-diversified management investment company. The Fund's objective is long-term capital appreciation which it seeks by investing primarily in a non-diversified portfolio of common stocks, preferred stocks, warrants to purchase common stocks, convertible bonds and fixed-income obligations of corporations and the United States government. Its books and records are maintained on the accrual basis. Securities are valued at their last sale price as reported on a securities exchange, or at their last bid price as applicable. Short term instruments are valued at cost which approximates market value. Cost amounts, as reported on the statement of net assets, are the same for federal income tax purposes. For the year ended December 31, 2001, purchases and sales of investment securities were $6,113,066 and $5,380,076 respectively.

     b. Security transactions are accounted for on the trade date and dividend income is recorded on the ex-dividend date. Interest income is recorded on the accrual basis.

     Realized gains and losses from security transactions are reported on an identified cost basis.

     c. Provision has not been made for federal income tax since the Fund has elected to be taxed as a "regulated investment company" and intends to distribute substantially all its income to its shareholders and otherwise comply with the provisions of the Internal Revenue Code applicable to regulated investment companies.

     d. As of December 31, 2001 there were 10,000,000 shares of capital stock authorized.

     e. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

     2. Investment Adviser and Investment Advisory Agreement and Transactions with

     Related Parties:

     The Fund has signed two agreements with Institutional Portfolio Services, Ltd., ("IPS"), with whom certain officers of the Fund are affiliated. Under the terms of the first agreement (the investment advisory agreement) the Fund will pay IPS a monthly investment advisory fee at the annual rate of 1.0% of the daily net assets of the Fund. Under the terms of the second agreement (the administrative and management services agreement) the Fund will pay IPS an annual administrative and management services fee of $40,000. The advisory agreement requires the adviser to reimburse the Fund in the event that the expenses of the Fund in any fiscal year exceed 1.6%.

     3. Sources of Net Assets:

     As of December 31, 2001, the sources of net assets were as follows:

          Fund shares issued and outstanding               $7,446,534
          Unrealized Appreciation of Investments            3,912,795
          Accumulated Undistributed Investment Loss-Net      (212,029)
                Accumulated Net Realized Loss
                  on Investment Transactions                 (178,348)
                Total                                     $10,968,952

     Aggregate Net Unrealized Appreciation as of December 31, 2001 consisted of the following:

          Aggregate gross unrealized appreciation          $4,151,260
          Aggregate gross unrealized deprecation             (238,465)
          Net unrealized appreciation                      $3,912,795

     At December 31, 2001, the Fund had tax basis capital losses of $178,348 which may be carried over to offset future capital gains. Such losses expire in 2009.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Shareholders
Kenilworth Fund, Inc.

     We have audited the accompanying statement of net assets of Kenilworth Fund, Inc. December 31, 2001, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the two years in the period ended and the financial highlights for each of the three years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The financial highlights for the years ended December 31, 1998 and 1997, were audited by other auditors whose report dated January 8, 1999, expressed an unqualified opinion on such financial highlights.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification by examination of securities owned and confirmation with securities brokers as of December 31, 2001. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Kenilworth Fund, Inc. as of December 31, 2001, the results of its operations, the changes in its net assets and financial highlights for the respective stated periods, in conformity with accounting principles generally accepted in the United States of America.


  Grant Thornton LLP

  Chicago, Illinois
  January 11, 2002